Exhibit 5.1

June 11, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DPW Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholders of up to of up to 9,594,514 shares of the Company’s Class A common stock, of which 8,000,000 shares (the “Note Shares”) are issuable upon conversion of a Senior Secured Convertible Promissory Note issued on May 15, 2018 (the “Convertible Note”), 993,588 shares (the “Warrant Shares”) are issuable upon exercise of warrants issued on April 16, 2018 (the “Warrants”), 200,926 of which were issued to institutional investors pursuant to securities purchase agreements entered into on April 16, 2018 (the “Commitment Shares”) and 400,000 of which were issued to us in consideration for legal services rendered (the “Vendor Shares” and, together with the Commitment Shares, the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Note Shares, Warrant Shares and Shares have been duly authorized and that the Shares are validly issued, fully paid and nonassessable, and that when the Note Shares are issued upon the conversion and in accordance with the terms of the Convertible Note and the Warrant Shares are issued upon the exercise and in accordance with the terms of the Warrants, upon receipt of the consideration contemplated thereby, such Note Shares and Warrant Shares, respectively, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Sichenzia Ross Ference Kesner LLP
Sichenzia Ross Ference Kesner LLP

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